UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 27, 2006

Date of report (Date of earliest event reported)

FIRST PLACE FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	0-25049	34-1880130
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

185 E. Market Street, Warren, OH 44481

(Address of principal executive offices)

(330) 373-1221

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 27, 2006, First Place Financial Corp. (“First Place”), First Place Bank, a federal savings association and a wholly owned subsidiary of First Place (the “Bank”) and Northern Savings and Loan Company, an Ohio-chartered savings and loan institution (“Northern”) entered into an Agreement and Plan of Merger (“Merger Agreement”) pursuant to which First Place has agreed to acquire Northern. Under the terms of the Merger Agreement, Northern is to be acquired by First Place through a merger of a newly formed interim savings association subsidiary of First Place with and into Northern, with Northern as the surviving institution (the “Merger”). Northern is expected to remain a separate subsidiary of First Place for a brief period of time before merging again with First Place Bank.

Under the terms of the Merger Agreement, Northern shareholders will be entitled to receive for each share of Northern common stock either $29.00 in cash or 1.138 shares of First Place common stock, or any combination thereof, subject to election and allocation procedures which are intended to ensure that, in the aggregate, at least 80% of the Northern shares will be exchanged for First Place common stock and that 80% of the aggregate consideration as of closing will consist of First Place common stock. First Place common stock received by Northern Savings shareholders is expected to qualify as a tax-free exchange.

The transaction is expected to close in the second calendar quarter of 2006, pending regulatory approval, approval of the Merger Agreement and the Merger by Northern’s shareholders and the satisfaction of other customary closing conditions. There can be no assurance, however, that the Merger will in fact be consummated.

The Merger Agreement is attached hereto as Exhibit 2.1 to this Form 8-K and is incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

2.1	Agreement and Plan of Merger, dated January 27, 2006, by and among First Place Financial Corp., First Place Bank, and The Northern Savings and Loan Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST PLACE FINANCIAL CORP.

Date: January 27, 2006	By:	/s/ Paul S. Musgrove
Paul S. Musgrove
Chief Financial Officer